Exhibit 99.2

AMD Reports Annual and Fourth Quarter 2014 Results – CFO Commentary

January 20, 2015

Reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available at quarterlyearnings.amd.com.

2014 Annual Results Highlights

•	AMD revenue of $5.51 billion, up 4% year-over-year.

•	Gross margin of 33%, down 4 percentage points year-over-year and non-GAAP gross margin of 34%, down 3 percentage points year-over-year.

•	Operating loss of $155 million and non-GAAP operating income of $235 million, compared to GAAP and non-GAAP operating income of $103 million in 2013.

•	Net loss of $403 million, loss per share of $0.53 and non-GAAP net income of $51 million, non-GAAP earnings per share of $0.06, compared to a GAAP and non-GAAP net loss of $83 million, loss per share of $0.11 in 2013.

2014 Year End Summary

In 2014, AMD improved non-GAAP financial performance, while continuing to transform for long-term growth. The company achieved year-over-year revenue growth, while making progress on its revenue diversification goals, with approximately 40% of revenues coming from high-growth adjacent markets in 2014. Non-GAAP net income profitability improved to $51 million from a loss of $83 million in 2013, despite continued weakness in the Computing and Graphics business. With a continued focus on operating expense discipline, non-GAAP operating expenses were $1.66 billion, down 11% from the prior year. AMD’s balance sheet remained strong, ending the year with over $1 billion of cash, cash equivalents and marketable securities and successfully re-profiling the majority of term debt maturities out to 2019 and beyond.

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2014 Commentary

Revenue was $5.51 billion, up 4% sequentially. Computing and Graphics segment revenue was down 16% from 2013, primarily due to lower chipset and desktop processor sales. Enterprise, Embedded and Semi-Custom segment revenue was up 51% from 2013, primarily due to higher semi-custom SoC sales.

Non-GAAP gross margin was 34% in 2014, down 3 percentage points from 2013, due to increased semi-custom SoC sales and decreased client revenue. To derive non-GAAP gross margin for 2014, we excluded the impact of the $58 million of lower of cost or market inventory adjustment.

Operating expenses in 2014 were $1.99 billion and non-GAAP operating expenses were $1.66 billion or 30% of revenue.

•	R&D was $1.07 billion, 19% of revenue.

•	SG&A was $604 million, 11% of revenue.

To derive non-GAAP operating expenses for 2014, we excluded the impact of a goodwill impairment charge, restructuring and other special charges, amortization of acquired intangible assets and workforce rebalancing severance charges.

Non-GAAP operating income was $235 million.

To derive non-GAAP operating income for 2014, we excluded the impact of a goodwill impairment charge, restructuring and other special charges, lower of cost or market inventory adjustment, amortization of acquired intangible assets and workforce rebalancing severance charges.

Non-GAAP net income was $51 million.

To derive non-GAAP net income for 2014, we excluded the impact of a goodwill impairment charge, restructuring and other special charges, loss on debt redemption, lower of cost or market inventory adjustment, amortization of acquired intangible assets and workforce rebalancing severance charges.

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Adjusted EBITDA was $505 million, up from $412 million in 2013.

Q4 2014 Results

•	Revenue of $1.24 billion, down 13% sequentially and 22% year-over-year.

•	Gross margin of 29%, down 6% sequentially, and non-GAAP gross margin of 34%, down 1% sequentially.

•	Operating loss of $330 million and non-GAAP operating income of $36 million, compared to operating income of $63 million and non-GAAP operating income of $66 million in Q3 2014.

•	Net loss of $364 million, loss per share of $0.47, and non-GAAP net income of $2 million, breakeven earnings per share, compared to net income of $17 million, earnings per share of $0.02, and non-GAAP net income of $20 million, earnings per share of $0.03 in Q3 2014.

Q4 2014 Accounting Items

All of the following items are excluded from our segment results and are included in the All Other category:

•	As part of our annual goodwill review, we determined that the total $233 million non-cash carrying value of Computing and Graphics goodwill was impaired, primarily due to the decline in AMD’s stock price.

•	A lower of cost or market inventory adjustment of $58 million related to our second generation APU products.

•	Restructuring and other special charges of $71 million, made up of:

•	Restructuring charges of $58 million, of which $1 million is related to a prior year restructuring plan.

•	Q4 2014 restructuring charges included $57 million related to the 2014 restructuring plan, of which $51 million is expected to be paid in cash.

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•	Other special charges of $13 million.

•	Approximately $10 million of these charges related to our former CEO’s departure, of which $5 million is cash.

Q4 2014 Commentary

Revenue was $1.24 billion, down 13% sequentially. Computing and Graphics segment revenue was down 15% from Q3 2014, primarily due to lower desktop processor and GPU sales. Enterprise, Embedded and Semi-Custom segment revenue was down 11% sequentially, primarily due to seasonally lower semi-custom SoC sales.

Non-GAAP gross margin was 34%, down 1 percentage point sequentially. Q3 2014 gross margin of 35% included a $27 million, or a 2 percentage point benefit from revenue related to technology licensing. To derive non-GAAP gross margin for the quarter, we excluded the impact of the $58 million of lower of cost or market inventory adjustment.

Operating expenses were $690 million and non-GAAP operating expenses were $382 million or 31% of revenue.

•	R&D was $238 million, 19% of revenue.

•	SG&A was $144 million, 12% of revenue.

To derive non-GAAP operating expenses for Q4 2014, we excluded the impact of a goodwill impairment charge, restructuring and other special charges and amortization of acquired intangible assets.

Operating expenses:

	Q4-13	Q1-14	Q2-14	Q3-14	Q4-14	2013	2014
GAAP	$418M	$438M	$435M	$431M	$690M	$1,875M	$1,994M
Non-GAAP	$462M	$421M	$431M	$428M	$382M	$1,875M	$1,662M

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Non-GAAP operating income was $36 million.

To derive non-GAAP operating income for Q4 2014, we excluded the impact of a goodwill impairment charge, restructuring and other special charges, lower of cost or market inventory adjustment and amortization of acquired intangible assets.

Non-GAAP net income was $2 million.

To derive non-GAAP net income for Q4 2014, we excluded the impact of a goodwill impairment charge, restructuring and other special charges, lower of cost or market inventory adjustment and amortization of acquired intangible assets.

Depreciation and amortization, excluding amortization of acquired intangible assets, was $44 million, compared to $46 million in the prior quarter.

Interest expense was $41 million, down $2 million from the prior quarter, largely due to debt repurchases of approximately $75 million in the quarter.

Tax benefit was $3 million in the quarter, up from a tax provision of $2 million in the prior quarter due to a tax credit.

Non-GAAP net income per share was breakeven, calculated using 781 million diluted shares.

Adjusted EBITDA was $96 million, down $37 million from the prior quarter.

Q4 2014 Segment Results

Computing and Graphics segment revenue was $662 million, down 15% sequentially, primarily due to lower desktop processor and GPU sales.

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•	Desktop processor and chipset sales decreased sequentially and notebook processor sales increased.

•	Client average selling price (ASP) increased sequentially and year-over-year driven by a richer mix of notebook processor sales.

•	GPU ASP increased sequentially, primarily due to higher desktop and notebook GPU ASPs and decreased year-over-year due to a lower channel ASP.

Computing and Graphics operating loss was $56 million, compared to an operating loss of $17 million in Q3 2014, primarily due to lower channel sales partially offset by lower operating expenses.

Enterprise, Embedded and Semi-Custom segment revenue was $577 million, down 11% compared to the prior quarter, driven primarily by decreased sales of our semi-custom SoCs.

Enterprise, Embedded and Semi-Custom operating income was $109 million, essentially flat from operating income of $108 million in the prior quarter, primarily due to seasonally lower semi-custom product sales offset by higher royalties.

GLOBALFOUNDRIES (GF) Wafer Supply Agreement (WSA)

Our total purchases from GF in 2014 were approximately $1 billion, lower than the previously estimated $1.2 billion, due to lower fourth quarter purchases. The fourth amendment to the WSA is complete with no associated penalties or special payments. We are currently negotiating our 2015 WSA amendment, in line with our business expectations.

Balance Sheet

Cash, cash equivalents and marketable securities were $1.04 billion at the end of Q4 2014, compared to $938 million in the prior quarter.

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Cash, cash equivalents and marketable securities at the end of:

Q4-13	Q1-14	Q2-14	Q3-14	Q4-14	2013	2014
$1,187M	$982M	$948M	$938M	$1,040M	$1,187M	$1,040M

Inventory was $685 million exiting the quarter, down from $897 million at the end of Q3 2014, due to the lower of cost or market inventory adjustment and lower levels of inventory for our client and semi-custom products. Excluding the lower of cost or market inventory adjustment, inventory was down 17% sequentially.

Payable to GLOBALFOUNDRIES line item on the Balance Sheet of $212 million includes amounts due to GLOBALFOUNDRIES for wafer purchases.

Total debt at the end of the quarter was $2.21 billion. During the quarter, we repurchased an aggregate amount of $75 million of our 7.75% Senior Notes due 2020 and 7.50% Senior Notes due 2022 in the open market, paying approximately 96 cents on the dollar. These repurchases were funded with our secured revolving line of credit which carries a significantly lower interest rate than these notes.

Total Debt

	Q4-13			Q4-14
(Millions)	Gross	Discount	Net	Gross	Discount	Net
6.00% Convertible Senior Notes due 2015	$530	$(13)	$517	$42	$—	$42
8.125% Senior Notes due 2017	500	(30)	470	—	—	—
6.75% Senior Notes due 2019	—	—	—	600	—	600
6.75% Senior Notes due 2019 - Interest Rate Swap	—	—	—	3	—	3
7.75% Senior Notes due 2020	500	—	500	450	—	450
7.50% Senior Notes due 2022	500	—	500	475	—	475
7.00% Senior Notes due 2024	—	—	—	500	—	500
Capital lease obligations	16	—	16	12	—	12
Borrowings from secured revolving line of credit, net	55	—	55	130	—	130

Total Debt	$2,101	$(43)	$2,058	$2,212	$—	$2,212

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Non-GAAP free cash flow was $94 million, with net cash provided by operating activities of $116 million and capital expenditures of $22 million. Capital expenditures decreased $7 million from Q3 2014, and free cash flow was up $105 million from Q3 2014.

Beginning in Q1 2015, in line with many of our technology peers and to better reflect ongoing operations, presentation of our non-GAAP results will no longer include the impact of employee stock-based compensation.

Outlook

The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended September 27, 2014.

For Q1 2015 we expect:

•	Revenue to decrease 15% sequentially, +/- 3%.

•	Gross margin to be approximately 34%.

•	Non-GAAP operating expenses to be approximately $350 million, excluding approximately $20 million of stock-based compensation, as per our revised non-GAAP definition.

•	Interest expense, taxes and other to be approximately $48 million.

•	Inventory to be approximately flat from Q4 2014 levels.

•	We also expect to record restructuring charges of approximately $13 million in 1H 2015, related to real estate actions, and expect to make cash payments related to those actions of approximately $5 million in 1H 2015.

For 2015 we expect:

•	To be profitable on a non-GAAP basis.

•	Non-GAAP operating expenses to be approximately between $340 million and $370 million per quarter, in line with expected revenue profile.

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•	Taxes of approximately $3 million per quarter.

•	Cash, cash equivalents and marketable securities balances to be in the optimal zone of $1 billion.

•	Capital expenditures of approximately $100 million, and

•	Inventory to be approximately flat year-over-year.

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For more information, contact:

Investor Contact:

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

Media Contact:

Drew Prairie

512-602-4425

drew.prairie@amd.com

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Non-GAAP Measures

To supplement the financial results of Advanced Micro Devices, Inc. (AMD or the Company) presented on a U.S. GAAP (GAAP) basis, this commentary contains non-GAAP financial measures, including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income (loss), non-GAAP earnings (loss) per share, Adjusted EBITDA and non-GAAP free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below. The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables contained in the earnings press release.

The Company presented “adjusted EBITDA” in this commentary as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition, the Company also included the following adjustments for the indicated periods: for the fourth quarter of 2014, the Company included an adjustment for a goodwill

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impairment charge, restructuring and other special charges and lower of cost or market inventory adjustment; for 2014, the Company included an adjustment for a goodwill impairment charge, restructuring and other special charges and lower of cost or market inventory adjustment and workforce rebalancing severance charges; and for 2013, the Company included an adjustment for net restructuring and other special charges and net legal settlements. The Company calculates and communicates adjusted EBITDA because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

The Company also presents non-GAAP free cash flow in this commentary as a supplemental measure of its performance. Non-GAAP free cash flow for the Company was determined by adjusting GAAP net cash provided by (used in) operating activities less capital expenditures. The Company calculates and communicates non-GAAP free cash flow because the Company’s management believes it is important to investors to understand the nature of this cash flow. The Company’s calculation of non-GAAP free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities.

Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)	Q4-14	Q3-14	2014	2013
GAAP gross margin	$360	$494	$1,839	$1,978
GAAP gross margin %	29%	35%	33%	37%
Lower of cost or market inventory adjustment	$58	—	$58	—
Non-GAAP gross margin	$418	$494	$1,897	$1,978
Non-GAAP gross margin %	34%	35%	34%	37%

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Reconciliation of GAAP to Non-GAAP Operating Expenses

(Millions)	Q4-14	Q3-14	Q2-14	Q1-14	Q4-13	2014	2013
GAAP operating expenses	$690	$431	$435	$438	$418	$1,994	$1,875
Goodwill impairment	233	—	—	—	—	233	—
Restructuring and other special charges, net	71	—	—	—	—	71	30
Amortization of acquired intangible assets	4	3	4	3	4	14	18
Workforce rebalancing severance charges	—	—	—	14	—	14	—
Legal settlements, net	—	—	—	—	(48)	—	(48)

Non-GAAP operating expenses	$382	$428	$431	$421	$462	$1,662	$1,875

Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income

(Millions)	Q4-14	Q3-14	2014	2013
GAAP operating income (loss)	$(330)	$63	$(155)	$103
Goodwill impairment	233	—	233	—
Restructuring and other special charges, net	71	—	71	30
Lower of cost or market inventory adjustment	58	—	58	—
Amortization of acquired intangible assets	4	3	14	18
Workforce rebalancing severance charges	—	—	14	—
Legal settlements, net	—	—	—	(48)

Non-GAAP operating income	$36	$66	$235	$103

Reconciliation of GAAP to Non-GAAP Net Income (Loss)/Earnings (Loss) per Share

(Millions except per share amounts)	Q4-14		Q3-14		Q2-14		Q1-14		2014		2013
GAAP net income (loss) / earnings (loss) per share	$(364)	$(0.47)	$17	$0.02	$(36)	$(0.05)	$(20)	$(0.03)	$(403)	$(0.53)	$(83)	$(0.11)

Goodwill impairment	233	0.30	—	—	—	—	—	—	233	0.30	—	—
Restructuring and other special charges, net	71	0.09	—	—	—	—	—	—	71	0.09	30	$0.04
Lower of cost or market inventory adjustment	58	0.07	—	—	—	—	—	—	58	0.07	—	—
Amortization of acquired intangible assets	4	0.01	3	0.00	4	0.01	3	0.00	14	0.02	18	$0.02
Loss on debt redemption	—	—	—	—	49	0.06	15	0.02	64	0.08	—	—
Workforce rebalancing severance charges	—	—	—	—	—	—	14	0.02	14	0.02	—	—
Legal settlements, net	—	—	—	—	—	—	—	—	—	—	(48)	(0.06)

Non-GAAP net income (loss)/ earnings (loss) per share	$2	$0.00	$20	$0.03	$17	$0.02	$12	$0.02	$51	$0.06	$(83)	$(0.11)

Reconciliation of GAAP Operating Income (Loss) to Adjusted EBITDA

(Millions)	Q4-14	Q3-14	2014	2013
GAAP operating income (loss)	$(330)	$63	$(155)	$103
Goodwill impairment	233	—	233	—
Restructuring and other special charges, net	71	—	71	30
Lower of cost or market inventory adjustment	58	—	58	—
Employee stock-based compensation expense	16	21	81	91
Amortization of acquired intangible assets	4	3	14	18
Depreciation and amortization	44	46	189	218
Workforce rebalancing severance charges	—	—	14	—
Legal settlements, net	—	—	—	(48)

Adjusted EBITDA	$96	$133	$505	$412

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Non-GAAP Free Cash Flow Reconciliation

(Millions)	Q4-14	Q3-14	Q2-14	Q1-14	2014
GAAP net cash provided by (used in) operating activities	$116	$18	$(28)	$(204)	$(98)
Purchases of property, plant and equipment	(22)	(29)	(23)	(21)	(95)

Non-GAAP free cash flow	$94	$(11)	$(52)	$(225)	$(193)

Cautionary Statement

This commentary contains forward-looking statements concerning AMD; its financial outlook for the first quarter of 2015 and fiscal 2015, including revenue, gross margin, non-GAAP operating expenses, employee stock-based compensation, the total of interest expense, taxes and other expense, inventory, taxes and capital expenditures; its ability to be non-GAAP profitable in 2015; its optimal cash, cash equivalents and marketable securities balances; and restructuring charges and expected cash payments related to any restructuring charges, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “expects,” “believes,” “plans,” “intends,” “projects” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities may negatively impact AMD’s plans; that AMD will require additional funding and may be unable to raise sufficient capital on favorable terms, or at all; that customers stop buying AMD’s products or materially reduce their operations or demand for AMD’s products; that AMD may be unable to develop, launch and ramp new products and technologies in the volumes that are required by the market at mature yields on a timely basis; that AMD’s third-party foundry suppliers will be unable to transition AMD’s products to advanced manufacturing process technologies in a timely and effective way or to manufacture AMD’s products on a timely basis in sufficient quantities and using competitive process technologies; that AMD will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or will not fully utilize its projected manufacturing capacity needs at GLOBALFOUNDRIES, Inc. (GF) microprocessor manufacturing facilities; that AMD’s requirements for wafers will be less than the fixed number of wafers that it agreed to purchase from GF or GF encounters problems that significantly reduce the number of functional die it receives from each wafer; that AMD is unable to successfully implement its long-term business strategy; that the completion and impact of the 2014 restructuring plan and AMD’s transformation initiatives could adversely affect AMD; that AMD inaccurately estimates the quantity or type of products that its customers will want in the future or will ultimately end up purchasing, resulting in excess or obsolete inventory; that AMD is unable to manage the risks related to the use of its third-party distributors and add-in-board (AIB) partners or offer the appropriate incentives to focus them on the sale of AMD’s products; that AMD may be unable to maintain the level of investment in research and development that is required to remain competitive; that there may be unexpected variations in market growth and demand for AMD’s products and technologies in light of the product mix that it may have

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available at any particular time; that global business and economic conditions will not improve or will worsen; that PC market conditions will not improve or will worsen; that demand for computers will be lower than currently expected; and the effect of political or economic instability, domestically or internationally, on AMD’s sales or supply chain. Investors are urged to review in detail the risks and uncertainties in the Company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended September 27, 2014.

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